December 31, 2008

Mr. Brett L. Scott, CPA
420 S. Fernhill Lane
Anaheim, CA 92807

Dear Brett:

North American Scientific, Inc. (the “Company”) is proposing to amend the paragraph in your offer letter (“Offer Letter”) dated June 26, 2008, discussing your eligibility to receive six (6) months of salary continuation in the event that you are terminated by the Company for reasons other than for cause, solely to comply with Section 409A of the Internal Revenue Code (the “Code”).  Section 409A of the Code governs nonqualified deferred compensation plans, including severance arrangements, and imposes fairly stringent penalties (e.g., a 20% excise tax) on employees under such arrangements if the arrangements do not comply with various rules regarding the form and timing of payments.  Consistent with the requirements under Section 409A of the Code, in the first amending paragraph below, we have clarified that your salary continuation payments will be paid in equal installments on the Company’s regular payroll dates.

Section 409A of the Code also imposes specific requirements on severance pay arrangements for “specified employees” of publicly traded companies (e.g. key employees such as yourself).  In general, unless certain exceptions apply, Section 409A of the Code requires that severance pay be delayed for six (6) months following a separation from service (the “Six Month Delay Rule”).  Section 409A of the Code allows a certain amount of severance pay (currently $460,000) to be paid prior to six (6) months after a separation from service as long as the severance is payable only upon an involuntary termination (“Involuntary Termination Exception”).  Since your severance is payable only in the event that the Company terminates your employment for reasons other than for cause, and given your current annual salary of $220,000, your severance arrangement should be covered by the Involuntary Termination Exception.  Nonetheless, since your annual salary may increase over the years, Section 409A of the Code still requires that the Six Month Delay Rule be expressly stated in the written agreement.  Therefore, the second amending paragraph below incorporates the Six Month Delay Rule into your Offer Letter.

This letter agreement (“Agreement”) amends, restates, and supersedes your Offer Letter solely as provided herein. The sixth paragraph of your Offer Letter, discussing your eligibility to receive six (6) months of salary continuation in the event that you are terminated by the Company for reasons other than for cause, is hereby amended and restated in its entirety to read as follows:

“All employment with the Company is at-will as provided by California law. This means that either party may terminate the employment relationship at any time with or without notice or cause. In the event that you incur a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of your employment by the Company for reasons other than for cause, with cause being defined as a material breach of this offer letter or company policy, you will be eligible to receive severance compensation in an amount equal to six (6) months salary (“Severance Payments”). The Severance Payments shall be payable in equal installments over such six (6) month period on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on the date of your Separation from Service, and subject to applicable tax withholding.

Notwithstanding anything to the contrary in this offer letter, if at the time of your Separation from Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to you) until the date that is at least six (6) months following your Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this offer letter during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with the offer letter.”

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one Agreement. Except as specifically amended by this Agreement, all terms and conditions of your Offer Letter shall remain in full force and effect.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

NORTH AMERICAN SCIENTIFIC, INC.

/s/ John Rush
John Rush
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Brett L. Scott
Brett L. Scott